Exhibit 99.1

Michael P. Rafferty Elected to MoneyGram Board of Directors

DALLAS (March 9, 2016) – MoneyGram International (NASDAQ: MGI), today announced Michael P. Rafferty, 61, has been elected to the MoneyGram Board of Directors, effective March 7, 2016. Mr. Rafferty has been appointed to serve on the board’s audit committee. This brings the total number of MoneyGram directors to 10, six of whom are independent.

“We believe Mike Rafferty is an excellent addition to our Board.” said Pam Patsley, MoneyGram’s executive chairman. “His accounting expertise, global perspective and extensive experience in the financial services industry make him an asset for MoneyGram. We know his contributions as a director will be invaluable.”

Rafferty is a 38-year veteran of Ernst & Young LLP, a multinational public accounting firm, where he primarily served as an audit partner assisting clients in the financial services and healthcare industries. He was admitted as a partner of the firm in 1988, and served as the audit practice leader for the Southwest Region from 2004 until his retirement from the company in 2013.

Rafferty currently serves as a director and chairman of the audit committee of Triumph Bancorp, Inc., a financial holding company with a diversified line of community banking, commercial finance and asset management activities.

Mr. Rafferty graduated with a Bachelor of Science degree in accounting from the University of New Orleans. He is a certified public accountant and is licensed in Texas.

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About MoneyGram International, Inc.

MoneyGram is a global provider of innovative money transfer and payment services and is recognized worldwide as a financial connection to friends and family. Whether online, or through a mobile device, at a kiosk or in a local store, we connect consumers any way that is convenient for them. We also provide bill payment services, issue money orders and process official checks in select markets. More information about MoneyGram International, Inc. is available at moneygram.com.

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